Exhibit 99.1
Ardent Health Reports Third Quarter 2024 Results
Brentwood, Tenn. (November 6, 2024) – Ardent Health Partners, Inc. (NYSE: ARDT) (“Ardent Health” or the “Company”),
a leading provider of healthcare in growing mid-sized urban communities across the U.S., today announced results for the third quarter ended September 30, 2024.
Third Quarter 2024 Operating and Financial Summary
All comparisons are versus the same prior year period, unless otherwise noted. See the footnotes to the Operating
Statistics table of this press release for definitions of the metrics below and a full list of key operating metrics.

Total Revenue $1.45 billion +5.2% over PY	Net Income Attributable to Ardent Health $26 million | $0.19 per basic and diluted share
Adjusted EBITDA(1) $98 million +15.3% over PY, margin expansion of 50bps	Cash Flow from Operating Activities $90 million
Adjusted Admissions 3.8% Growth Y/Y	Net Patient Service Revenue per Adjusted Admission 0.9% Growth Y/Y
Adjusted EBITDAR(1) $138 million	Increase Full-Year 2024 Adjusted EBITDA(1) & Revenue Guidance
(1)  Adjusted EBITDA and Adjusted EBITDAR are non-GAAP financial measures.  See "Supplemental Non-GAAP Financial Information" for
reconciliations of non-GAAP measures to their most comparable GAAP financial measures.

Strong Third Quarter Results – Raising 2024 Guidance
•“We are pleased with our third quarter performance," stated Marty Bonick, President and Chief Executive
Officer of Ardent Health. “Year-over-year growth in key metrics, including inpatient and outpatient surgeries and admissions, accelerated compared to the first half of 2024. Net income attributable to Ardent Health increased to $26 million and adjusted EBITDA improved 15% year-over-year with margins expanding 50bps to 6.7%.”
•“These results reflect the effectiveness of our consumer-focused growth strategy and operational excellence initiatives,” continued Bonick. “We’ve continued our service line optimization initiatives, enhanced supply chain efficiencies, and furthered our technological drive through deployment of new AI initiatives aimed at supporting our caregivers, driving efficiencies, and elevating clinical outcomes. Collectively our strategic initiatives are driving value, positioning us strongly for continued growth.”
•“Our solid third quarter results, coupled with momentum from our strategic execution, give us confidence to increase our 2024 adjusted EBITDA guidance midpoint by 2% and modestly improve our revenue outlook,” said
Bonick.

Financial Performance Summary
Total revenue for the third quarter of 2024 grew 5.2% year-over-year to $1.45 billion. This primarily reflects a 3.8% year-
over-year increase in adjusted admissions and 0.9% year-over-year growth in net patient service revenue per adjusted admission.
The third quarter of 2023 benefited from the recognition of approximately $25 million of discrete non-recurring revenue associated with Medicaid supplemental programs, primarily attributable to a one-time allocation to Oklahoma hospitals participating in the Supplemental Hospital Offset Payment Program ("SHOPP"). Additionally, in May 2024, the Company
made a strategic decision to transfer certain oncology and infusion services to a health system partner. This transition resulted in a revenue reduction of more than $10 million in the third quarter of 2024 compared to the same prior year period, with no material change to adjusted EBITDA.  Excluding these items, total revenue growth for the third quarter of
2024 would have been approximately 8%.
For the third quarter of 2024, net income attributable to Ardent Health was $26 million, or $0.19 per basic and diluted share, compared to $21 million, or $0.17 per basic and diluted share, in the third quarter of 2023.
Adjusted EBITDA for the third quarter of 2024 increased 15.3% year-over-year to $98 million, which represented margin expansion of 50bps to 6.7%. The adjusted EBITDA growth was primarily driven by higher patient volumes, increased reimbursement rates, strategic service line optimization, and cost reduction initiatives.
Operating Performance Summary
The following table provides a summary of certain key operating metrics for the third quarter of 2024 compared to the same prior year period. See the footnotes to the Operating Statistics table of this press release for definitions of the metrics below and a full list of key operating metrics.

	Three Months Ended September 30,
	2024	2023	% Change
Adjusted admissions	86,833	83,643	3.8%
Admissions	39,568	37,191	6.4%
Inpatient surgeries	8,871	8,826	0.5%
Outpatient surgeries	23,220	23,164	0.2%
Total surgeries	32,091	31,990	0.3%
Emergency room visits	161,343	157,182	2.6%
Net patient service revenue per adjusted admission	$16,312	$16,174	0.9%
•Admissions for the third quarter of 2024 increased 6.4% year-over-year, modestly faster than the comparable 5.3%
growth in the first half of 2024. The increase was primarily attributable to growth in general medicine, including strong growth in pulmonology and gastroenterology cases, as well as the ongoing impact of the two-midnight rule.
•Surgeries for the third quarter of 2024 increased 0.3% year-over-year, an improvement from a comparable decline of
1.9% during the first half of 2024. The year-over-year growth in total surgeries of 0.3% reflected increases of 0.5%
and 0.2% in inpatient and outpatient surgeries, respectively. As expected, the Company’s strategic service line optimization efforts continued to be a volume headwind for lower margin services, including otolaryngology;
however, growth in higher acuity lines, including orthopedics, contributed to a more favorable case mix.
•Net patient service revenue per adjusted admission for the third quarter of 2024 increased 0.9% year-over-year. The growth rate would have been over 3.0%, excluding the aforementioned $25 million in discrete non-recurring revenue associated with Medicaid supplemental programs recognized during the third quarter of 2023 and the $10 million year-over-year decrease in revenue related to the oncology and infusion service transfer.
1  Lease-adjusted net leverage is defined as the Company's net debt as of September 30, 2024, plus 8x trailing twelve-month real estate investment trust ("REIT") rent expense as of the end of the third quarter of 2024, divided by trailing twelve month Adjusted EBITDAR as of September 30, 2024.

Balance Sheet, Cash Flow & Liquidity Update
As previously announced, during the third quarter, the Company amended its term loan credit agreement with lenders to reprice its term loans. The repricing is expected to generate approximately $5 million in annual interest expense savings and will provide incremental flexibility to pursue capital allocation priorities.
As of September 30, 2024, the Company had total cash and cash equivalents of $563 million and total debt of $1.1 billion.
The Company’s net leverage ratio as of September 30, 2024 was 1.6x, as calculated under the Company's credit agreements, and its lease-adjusted net leverage ratio1 was 3.5x. Ardent Health expects its lease-adjusted net leverage ratio will approach a target of 3.0x by the end of 2024, as the impact of the cybersecurity incident in the fourth quarter rolls off. At the end of the third quarter, the Company’s available liquidity was $851 million.
During the third quarter of 2024, net cash provided by operating activities was $90 million, compared to $89 million in the same prior year period.
Other Matters
The Company acknowledges the devastation left by Hurricane Helene and Hurricane Milton across the southeastern U.S.
Ardent Health's facilities were not in the hurricanes' paths and, therefore, were not impacted by the storms.  Additionally, the Company's supply chain, including its sourcing of IV fluids, has not been impacted to date.
Financial Guidance
The Company is updating its financial guidance for the full year 2024, increasing revenue and adjusted EBITDA to reflect third quarter results and continued confidence in its business execution. The Company is lowering net income guidance due to a delay in the expected timing of collecting business insurance proceeds related to the cybersecurity incident, partially offset by higher adjusted EBITDA. The Company's expectation for its business insurance claim remains unchanged, with additional proceeds expected to be collected in 2025.  All guidance is current as of the time provided and is subject to change.

	Full Year 2024 Projected
(Dollars in millions, except per share amount)	Previous Guidance			New Guidance
Total revenue	$5,750	—	$5,900	$5,800	—	$5,875
Net income attributable to Ardent Health Partners, Inc.	$163	—	$182	$156	—	$176
Adjusted EBITDA	$415	—	$435	$425	—	$440
Rent expense payable to REITs	$161	—	$161	$161	—	$161
Diluted earnings per share	$1.23	—	$1.37	$1.18	—	$1.32
Adjusted admissions growth	4.0%	—	4.5%	4.5%	—	5.0%
Net patient service revenue per adjusted admission growth	2.3%	—	4.4%	2.6%	—	3.3%
Capital expenditures	$170	—	$185	$170	—	$185
The Company’s forecasted guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under the heading “Forward-Looking Statements.” The
Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted.

Third Quarter 2024 Results Conference Call
The Company will host a conference call to discuss its third quarter financial results on November 7, 2024, at 9:00 a.m.
Eastern Time. A webcast of the conference call will be available in the Investor Relations section of the Company’s corporate website at https://ir.ardenthealth.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.
To participate in the live teleconference:
United States Live:    1-888-596-4144
International Live:    1-646-968-2525
Access Code:              4437657
To listen to a replay of the teleconference, which will be available through November 14, 2024:
United States Replay:  1-800-770-2030
International Replay:  1-609-800-9909
Access Code:              4437657
About Ardent Health
Ardent Health (NYSE: ARDT) is a leading provider of healthcare in growing mid-sized urban communities across the U.S.
With a focus on people and investments in innovative services and technologies, Ardent Health is passionate about making healthcare better and easier to access. Through its subsidiaries, Ardent Health delivers care through a system of
30 acute care hospitals and more than 200 sites of care with over 1,800 affiliated providers across six states. For more information, please visit www.ardenthealth.com.
Supplemental Non-GAAP Financial Information
We have included certain financial measures in this press release that have not been prepared in a manner that complies with U.S. generally accepted accounting principles ("GAAP"), including Adjusted EBITDA and Adjusted EBITDAR. We define these terms as follows:
•Adjusted EBITDA. Adjusted EBITDA is defined as net income plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization expense (or EBITDA), as adjusted to deduct noncontrolling interest earnings, and excludes the effects of losses on the extinguishment and modification of debt; other non-operating losses
(gains); Cybersecurity Incident recoveries, net of incremental information technology and litigation costs;
restructuring, exit and acquisition-related costs; expenses incurred in connection with the implementation of Epic
Systems ("Epic"), our integrated health information technology system; equity-based compensation expense; and
loss (income) from disposed operations.
Adjusted EBITDA is a non-GAAP performance measure used by our management and external users of our financial statements, such as investors, analysts, lenders, rating agencies and other interested parties, to evaluate companies in our industry. Adjusted EBITDA is a performance measure that is not defined under GAAP and is presented in this press release because our management considers it an important analytical indicator that is commonly used within the healthcare industry to evaluate financial performance and allocate resources. Further, our management believes that Adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain material non-cash items and unusual or non-recurring items that we do not expect to continue in the future and certain other adjustments we believe are not reflective of our ongoing operations and our performance.
Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  While we believe this is a useful supplemental performance measure for investors and other users of our financial information, you should not consider Adjusted EBITDA in isolation or as a substitute for net income or any other items calculated in accordance with GAAP. Adjusted EBITDA has inherent material limitations as a performance measure, because it adds back certain expenses to net income, resulting in those expenses not being taken into account in the performance measure. We have borrowed money, so interest expense is a necessary element of our costs. Because we have material capital and intangible assets,

depreciation and amortization expense are necessary elements of our costs. Likewise, the payment of taxes is a necessary element of our operations. Because Adjusted EBITDA excludes these and other items, it has material limitations as a measure of our performance.
•Adjusted EBITDAR. Adjusted EBITDAR is defined as Adjusted EBITDA further adjusted to add back rent expense payable to REITs, which consists of rent expense pursuant to the master lease agreement (the "Ventas Master
Lease") with Ventas, Inc. ("Ventas"), lease agreements associated with the MOB Transactions (defined below) and a lease arrangement with Medical Properties Trust, Inc. ("MPT") for the Hackensack Meridian Mountainside Medical
Center.
Adjusted EBITDAR is a commonly used non-GAAP valuation measure used by our management, research analysts, investors and other interested parties to evaluate and compare the enterprise value of different companies in our industry. Adjusted EBITDAR excludes: (1) certain material noncash items and unusual or non-recurring items that we do not expect to continue in the future; (2) certain other adjustments that do not impact our enterprise value; and
(3) rent expense payable to our REITs. We operate 30 acute care hospitals, 12 of which we lease from two REITs,
Ventas and MPT, pursuant to long-term lease agreements. Additionally, during 2022, we completed the sale of 18 medical office buildings to Ventas in exchange for $204.0 million and concurrently entered into agreements to lease the real estate back from Ventas over a 12-year initial term with eight options to renew for additional five-year terms
(the "MOB Transactions"). Our management views the long-term lease agreements with Ventas and MPT, as well as the MOB Transactions, as more like financing arrangements than true operating leases, with the rent payable to such
REITs being similar to interest expense. As a result, our capital structure is different than many of our competitors, especially those whose real estate portfolio is predominately owned and not leased. Excluding the rent payable to such REITs allows investors to compare our enterprise value to those of other healthcare companies without regard to differences in capital structures, leasing arrangements and geographic markets, which can vary significantly among companies. Our management also uses Adjusted EBITDAR as one measure in determining the value of prospective acquisitions or divestitures. Finally, financial covenants in certain of our lease agreements, including the Ventas
Master Lease, use Adjusted EBITDAR as a measure of compliance. Adjusted EBITDAR does not reflect our cash requirements for leasing commitments. As such, our presentation of Adjusted EBITDAR should not be construed as a performance or liquidity measure.
Because not all companies use identical calculations, our presentation of Adjusted EBITDAR may not be comparable to other similarly titled measures of other companies. While we believe this is a useful supplemental valuation measure for investors and other users of our financial information, you should not consider Adjusted EBITDAR in isolation or as a substitute for net income or any other items calculated in accordance with GAAP. Adjusted EBITDAR has inherent material limitations as a valuation measure, because it adds back certain expenses to net income, resulting in those expenses not being taken into account in the valuation measure. The payment of taxes and rent is a necessary element of our valuation. Because Adjusted EBITDAR excludes these and other items, it has material limitations as a measure of our valuation.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform
Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. Forward-
looking statements include all statements that are not historical facts. The words "anticipate," "assume," "believe,"
"continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will,"
"seek," "foreseeable," the negative version of these words, or similar terms and phrases are intended to identify forward-
looking statements. These forward-looking statements include, but are not limited to, statements regarding anticipated financial performance and financial position, including our financial outlook for the full year 2024 and other statements that are not historical facts. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements.
Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: (1) changes in government healthcare programs, including Medicare and
Medicaid and supplemental payment programs and state directed payment arrangements; (2) reduction in the reimbursement rates paid by commercial payors, our inability to retain and negotiate favorable contracts with private third-party payors, or an increasing volume of uninsured or underinsured patients; (3) the highly competitive nature of the healthcare industry; (4) inability to recruit and retain quality physicians, as well as increasing cost to contract with hospital-based physicians; (5) increased labor costs resulting from increased competition for staffing or a continued or increased shortage of experienced nurses; (6) changes to physician utilization practices and treatment methodologies and third party-payor controls designed to reduce inpatient services or surgical procedures that impact demand for medical services; (7) continued industry trends toward value-based purchasing, third party payor consolidated and care coordination among healthcare providers; (8) loss of key personnel, including key members of our senior management team; (9) our failure to comply with complex laws and regulations applicable to the healthcare industry or to adjust our operations in response to changing laws and regulations; (10) inability to successfully complete acquisitions or strategic joint ventures (“JVs”) or inability to realize all of the anticipated benefits, including anticipated synergies, of past acquisitions and the risk that transactions may not receive necessary government clearances; (11) failure to maintain existing relationships with JV partners or enter into relationships with additional healthcare system partners; (12) the impact of known and unknown claims brought against our hospitals, physician practices, outpatient facilities or other business operations or against healthcare providers that provide services at our facilities; (13) the impact of government investigations, claims, audits, whistleblower and other litigation; (14) the impact of any security incidents affecting us or any third-party vendor upon which we rely; (15) inability or delay in our efforts to construct, acquire, sell, renovate or expand our healthcare facilities; (16) our failure to comply with federal and state laws relating to Medicare and Medicaid enrollment, permit, licensing and accreditation requirements, or the expansion of existing or the enactment of new laws or regulation relating to permit, licensing and accreditation requirements; (17) failure to obtain drugs and medical supplies at favorable prices or sufficient volumes; (18) operational, legal and financial risks associated with outsourcing functions to third parties; (19) sensitivity to regulatory, economic and competitive conditions in the states in which our operations are heavily concentrated; (20) decreased demand for our services provided due to factors beyond our control, such as seasonal fluctuations in the severity of critical illnesses, pandemic, epidemic or widespread health crisis; (21)
inability to accurately estimate market opportunity and forecasts of market growth; (22) general economic and business conditions, both nationally and in the regions in which we operate; (23) the impact of seasonal or severe weather conditions and climate change; (24) inability to demonstrate meaningful use of Electronic Health Record technology; (25)
inability to continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment; (26) effects of current and future health reform initiatives, including the Affordable Care Act, and the potential for changes to the Affordable Care Act, its implementation or its interpretation (including through executive orders and court challenges); (27) legal and regulatory restrictions on certain of our hospitals that have physician owners;
(28) risks related to the Ventas Master Lease and its restrictions and limitations on our business; (29) the impact of our significant indebtedness, including our ability to comply with certain debt covenants and other significant operating and financial restrictions imposed on us by the agreements governing our indebtedness, and the effects that variable interest rates, and general economic factors could have on our operations, including our potential inability to service our indebtedness; (30) conflicts of interest with certain of our existing large stockholders; (31) effects of changes in federal tax laws; (32) increased costs as a result of operating as a public company; (33) risks related to maintaining an effective system of internal controls; (34) volatility of our share price and size of the public market for our common stock; (35) our guidance differing from actual operating and financial performance; (36) the results of our efforts to use technology, including artificial intelligence, to drive efficiencies and quality initiatives and enhance patient experience; (37) the impact of recent decisions of the U.S. Supreme Court regarding the actions of federal agencies; and (38) other risk factors described in our filings with the Securities and Exchange Commission.
Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this press release. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events. All references to “Company,” “Ardent Health,” “we,” “our” and “us” as used throughout this release refer to Ardent Health Partners, Inc. and its affiliates, unless stated otherwise or indicated by context.
Media Relations:
Rebecca Kirkham
Ardent Health
rebecca.kirkham@ardenthealth.com
(615) 296-3000
Investor Relations:
Dave Styblo
Ardent Health
Investor.Relations@ardenthealth.com
(615) 296-3016

Ardent Health Partners, Inc.
Condensed Consolidated Income Statements
(Unaudited; Dollars in thousands, except per share amounts)

	Three Months Ended September 30,
	2024		2023
	Amount	%	Amount	%
Total revenue	$1,449,817	100.0%	$1,377,727	100.0%
Expenses:
Salaries and benefits	635,223	43.8%	595,580	43.2%
Professional fees	274,223	18.9%	246,540	17.9%
Supplies	251,862	17.4%	249,548	18.1%
Rents and leases	26,410	1.8%	24,506	1.8%
Rents and leases, related party	37,249	2.6%	36,413	2.6%
Other operating expenses	117,700	8.2%	124,642	9.1%
Government stimulus income	—	0.0%	—	0.0%
Interest expense	14,629	1.0%	19,041	1.4%
Depreciation and amortization	36,771	2.5%	35,488	2.6%
Loss on extinguishment and modification of debt	1,490	0.1%	—	0.0%
Other non-operating gains	(2,807)	(0.2)%	—	0.0%
Total operating expenses	1,392,750	96.1%	1,331,758	96.7%
Income before income taxes	57,067	3.9%	45,969	3.3%
Income tax expense	11,062	0.7%	7,261	0.5%
Net income	46,005	3.2%	38,708	2.8%
Net income attributable to noncontrolling interests	19,683	1.4%	17,870	1.3%
Net income attributable to Ardent Health Partners, Inc.	$26,322	1.8%	$20,838	1.5%

Net income per share:
Basic	$0.19		$0.17
Diluted	$0.19		$0.17
Weighted-average common shares outstanding:
Basic	137,107,595		126,115,301
Diluted	137,542,995		126,115,301

Ardent Health Partners, Inc.
Condensed Consolidated Income Statements
(Unaudited; Dollars in thousands, except per share amounts)

	Nine Months Ended September 30,
	2024		2023
	Amount	%	Amount	%
Total revenue	$4,359,783	100.0%	$4,063,449	100.0%
Expenses:
Salaries and benefits	1,880,790	43.1%	1,785,939	44.0%
Professional fees	810,820	18.6%	715,111	17.6%
Supplies	769,034	17.6%	743,713	18.3%
Rents and leases	76,251	1.7%	73,230	1.8%
Rents and leases, related party	111,413	2.6%	108,914	2.7%
Other operating expenses	354,851	8.2%	342,026	8.3%
Government stimulus income	—	0.0%	(8,463)	(0.2)%
Interest expense	52,050	1.2%	55,854	1.4%
Depreciation and amortization	108,434	2.5%	104,860	2.6%
Loss on extinguishment and modification of debt	3,388	0.1%	—	0.0%
Other non-operating gains	(3,062)	(0.1)%	(522)	0.0%
Total operating expenses	4,163,969	95.5%	3,920,662	96.5%
Income before income taxes	195,814	4.5%	142,787	3.5%
Income tax expense	36,997	0.9%	24,591	0.6%
Net income	158,817	3.6%	118,196	2.9%
Net income attributable to noncontrolling interests	62,678	1.4%	60,139	1.5%
Net income attributable to Ardent Health Partners, Inc.	$96,139	2.2%	$58,057	1.4%

Net income per share:
Basic	$0.74		$0.46
Diluted	$0.74		$0.46
Weighted-average common shares outstanding:
Basic	129,877,510		126,115,301
Diluted	130,022,643		126,115,301

 Ardent Health Partners, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$158,817	$118,196
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,434	104,860
Other non-operating gains	—	(45)
Loss on extinguishment and modification of debt	2,158	—
Amortization of deferred financing costs and debt discounts	4,235	4,266
Deferred income taxes	1,690	5,346
Equity-based compensation	8,873	723
Loss from non-consolidated affiliates	2,160	3,622
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	77,284	(54,896)
Inventories	(2,545)	(556)
Prepaid expenses and other current assets	(21,189)	(20,450)
Accounts payable and other accrued expenses and liabilities	(132,031)	9,996
Accrued salaries and benefits	(12,429)	(16,863)
Net cash provided by operating activities	195,457	154,199
Cash flows from investing activities:
Investment in acquisitions, net of cash acquired	(8,044)	—
Purchases of property and equipment	(106,234)	(79,959)
Other	(738)	(1,318)
Net cash used in investing activities	(115,016)	(81,277)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriting discounts and commissions	208,656	—
Proceeds from insurance financing arrangements	10,797	24,749
Proceeds from long-term debt	3,600	1,225
Payments of principal on insurance financing arrangements	(7,370)	(15,885)
Payments of principal on long-term debt	(106,335)	(10,549)
Debt issuance costs	(2,450)	—
Payments of initial public offering costs	(8,636)	—
Distributions to noncontrolling interests	(53,138)	(50,677)
Redemption of equity attributable to noncontrolling interests	—	(26,024)
Other	—	(7,209)
Net cash provided by (used in) financing activities	45,124	(84,370)
Net increase (decrease) in cash and cash equivalents	125,565	(11,448)
Cash and cash equivalents at beginning of year	437,577	456,124
Cash and cash equivalents at end of year	$563,142	$444,676

Supplemental Cash Flow Information:
Non-cash purchases of property and equipment	$5,546	$13,188
Offering costs not yet paid	$898	$—

Ardent Health Partners, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands)

	September 30, 2024 (1)	December 31, 2023 (1)
Assets
Current assets:
Cash and cash equivalents	$563,142	$437,577
Accounts receivable	705,747	775,452
Inventories	108,231	105,485
Prepaid expenses	119,956	77,281
Other current assets	193,616	222,290
Total current assets	1,690,692	1,618,085
Property and equipment, net	814,860	811,089
Operating lease right of use assets	261,214	260,003
Operating lease right of use assets, related party	932,246	941,150
Goodwill	852,001	844,704
Other intangible assets, net	76,930	76,930
Deferred income taxes	34,764	32,491
Other assets	137,307	147,106
Total assets	$4,800,014	$4,731,558

Liabilities and Equity
Current liabilities:
Current installments of long-term debt	$12,167	$18,605
Accounts payable	368,850	474,543
Accrued salaries and benefits	255,370	267,685
Other accrued expenses and liabilities	250,945	233,271
Total current liabilities	887,332	994,104
Long-term debt, less current installments	1,083,725	1,168,253
Long-term operating lease liability	233,786	235,241
Long-term operating lease liability, related party	922,665	932,090
Self-insured liabilities	231,951	243,552
Other long-term liabilities	53,686	76,002
Total liabilities	3,413,145	3,649,242

Redeemable noncontrolling interests	2,391	7,302
Equity:
Common units, no and unlimited units authorized as of September 30, 2024 and December 31, 2023, respectively; no and 484,922,828 units issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	496,882
Preferred stock, par value $0.01 per share; 50,000,000 and no shares authorized as of September 30, 2024 and December 31, 2023, respectively; no shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.01 per share; 750,000,000 and no shares authorized as of September 30, 2024 and December 31, 2023, respectively; 142,735,842 and no shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1,428	—
Additional paid in capital	743,364	—
Accumulated other comprehensive income	9,486	18,561
Retained earnings	251,592	155,453
Equity attributable to Ardent Health Partners, Inc.	1,005,870	670,896
Noncontrolling interests	378,608	404,118
Total equity	1,384,478	1,075,014
Total liabilities and equity	$4,800,014	$4,731,558
(1)As of September 30, 2024 and December 31, 2023, the unaudited condensed consolidated balance sheet included total liabilities of consolidated variable interest entities of $303.2 million and $337.8 million, respectively. Refer to Note 2 of the Company's unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for further discussion.

 Ardent Health Partners, Inc.
Operating Statistics
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	% Change	2023	2024	% Change	2023

Total revenue (in thousands)	$1,449,817	5.2%	$1,377,727	$4,359,783	7.3%	$4,063,449
Hospitals operated (at period end) (1)	30	(3.2)%	31	30	(3.2)%	31
Licensed beds (at period end) (2)	4,287	(0.8)%	4,323	4,287	(0.8)%	4,323
Utilization of licensed beds (3)	46%	4.5%	44%	46%	2.2%	45%
Admissions (4)	39,568	6.4%	37,191	116,995	5.6%	110,754
Adjusted admissions (5)	86,833	3.8%	83,643	254,909	3.5%	246,298
Inpatient surgeries (6)	8,871	0.5%	8,826	26,829	0.3%	26,751
Outpatient surgeries (7)	23,220	0.2%	23,164	69,201	(1.7)%	70,417
Emergency room visits (8)	161,343	2.6%	157,182	475,212	3.7%	458,160
Patient days (9)	182,023	4.8%	173,687	540,196	2.6%	526,634
Total encounters (10)	1,482,655	7.5%	1,378,599	4,304,097	4.7%	4,109,144
Average length of stay (11)	4.60	(1.5)%	4.67	4.62	(2.7)%	4.75
Net patient service revenue per adjusted admission (12)	$16,312	0.9%	$16,174	$16,784	3.6%	$16,206
(1)Hospitals operated (at period end). This metric represents the total number of hospitals operated by us at the end of the applicable period, irrespective of whether the hospital real estate is (i) owned by us, (ii) leased by us or (iii) held through a controlling interest in a JV. This metric includes the managed clinical operations of the hospital at UT Health North Campus in Tyler, Texas ("UT Health North Campus Tyler"), a hospital owned by The University of
Texas Health Science Center at Tyler ("UTHSCT"), an affiliate of The University of Texas System. Since we only manage the clinical operations of UT Health
North Campus Tyler, the financial results of such entity are not consolidated under Ardent Health Partners, Inc.
On April 30, 2024, we closed UT Health East Texas Specialty Hospital, a long-term acute care hospital (the “LTAC Hospital”) in Tyler, Texas. The LTAC
Hospital's inventory and fixed assets were transferred or repurposed to be used by our other hospitals. The LTAC Hospital had 36 licensed patient beds and accounted for approximately $0.0 million and $2.2 million of total revenue and a pre-tax loss of $0.2 million and $0.5 million for the three months ended
September 30, 2024 and 2023, respectively, and approximately $2.4 million and $8.0 million of total revenue and a pre-tax loss of $0.8 million and $0.5 million for the nine months ended September 30, 2024 and 2023, respectively.
(2)Licensed beds (at period end). This metric represents the total number of beds for which the appropriate state agency licenses a facility, regardless of whether the beds are actually available for patient use.
(3)Utilization of licensed beds. This metric represents a measure of the actual utilization of our inpatient facilities, computed by (i) dividing patient days by the number of days in each period, and (ii) further dividing that number by average licensed beds, which is calculated by dividing total licensed beds (at period end) by the number of days in the period, multiplied by the number of days in the period the licensed beds were in existence.
(4)Admissions. This metric represents the number of patients admitted for inpatient treatment during the applicable period.
(5)Adjusted admissions. This metric is used by management as a general measure of combined inpatient and outpatient volume. Adjusted admissions provides management with a key performance indicator that considers both inpatient and outpatient volumes by applying an inpatient volume measure
(admissions) to a ratio of gross inpatient and outpatient revenue to gross inpatient revenue. Gross inpatient and outpatient revenue reflect gross inpatient and outpatient charges prior to estimated contractual adjustments, uninsured discounts, implicit price concessions, and other discounts. The calculation of adjusted admissions is summarized as follows:
Adjusted Admissions  =  Admissions  x  (Gross Inpatient Revenue + Gross Outpatient Revenue)
Gross Inpatient Revenue
(6)Inpatient surgeries. This metric represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management, c-
sections, and certain diagnostic procedures are excluded from inpatient surgeries.
(7)Outpatient surgeries. This metric represents the number of surgeries performed on patients who have not been admitted to our hospitals. Pain management, c-sections, and certain diagnostic procedures are excluded from outpatient surgeries.
(8)Emergency room visits. This metric represents the total number of patients provided with emergency room treatment during the applicable period.
(9)Patient days. This metric represents the total number of days of care provided to patients admitted to our hospitals during the applicable period.
(10)Total encounters. This metric represents the total number of events where healthcare services are rendered resulting in a billable event during the applicable period. This includes both hospital and ambulatory patient interactions.
(11)Average length of stay. This metric represents the average number of days admitted patients stay in our hospitals.
(12)Net patient service revenue per adjusted admission. This metric represents net patient service revenue divided by adjusted admissions for the applicable period. Net patient service revenue reflects gross inpatient and outpatient charges less estimated contractual adjustments, uninsured discounts, implicit price concessions, and other discounts.

 Ardent Health Partners, Inc.
Supplemental Non-GAAP Disclosures
(Unaudited; Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$46,005	$38,708	$158,817	$118,196
Adjusted EBITDA Addbacks:
Income tax expense	11,062	7,261	36,997	24,591
Interest expense, net	14,629	19,041	52,050	55,854
Depreciation and amortization	36,771	35,488	108,434	104,860
Noncontrolling interest earnings	(19,683)	(17,870)	(62,678)	(60,139)
Loss on extinguishment and modification of debt	1,490	—	3,388	—
Other non-operating losses (gains) (1)	47	—	(208)	(522)
Cybersecurity Incident recoveries, net (2)	(4,976)	—	(4,976)	—
Restructuring, exit and acquisition-related costs (3)	3,796	1,511	11,694	11,473
Epic expenses (4)	485	437	1,500	1,415
Equity-based compensation	8,135	181	8,873	723
Loss (income) from disposed operations	3	3	1,989	(65)
Adjusted EBITDA	$97,764	$84,760	$315,880	$256,386
(1)Other non-operating losses (gains) include gains and losses realized on certain non-recurring events or events that are non-operational in nature, including gains realized on certain asset divestitures.
(2)Cybersecurity Incident recoveries, net represents insurance recovery proceeds associated with the Cybersecurity Incident, net of incremental information technology and litigation costs.
(3)Restructuring, exit and acquisition-related costs represent (i) enterprise restructuring costs, including severance costs related to work force reductions of
$3.2 million and $1.3 million for the three months ended September 30, 2024 and 2023, respectively, and $10.1 million and $10.6 million for the nine months ended September 30, 2024 and 2023, respectively; (ii) penalties and costs incurred for terminating pre-existing contracts at acquired facilities of
$0.2 million and $0.1 million for the three months ended September 30, 2024 and 2023, respectively, and $0.6 million and $0.6 million for the nine months ended September 30, 2024 and 2023, respectively;  and (iii) third-party professional fees and expenses, salaries and benefits, and other internal expenses incurred in connection with potential and completed acquisitions of $0.4 million and $0.1 million for the three months ended September 30, 2024 and 2023, respectively, and $1.0 million and $0.3 million for the nine months ended September 30, 2024 and 2023, respectively.
(4)Epic expenses consist of various costs incurred in connection with the implementation of Epic, our health information technology system. These costs included professional fees of $0.5 million and $0.4 million for the three months ended September 30, 2024 and 2023, respectively, and $1.5 million and
$1.4 million for the nine months ended September 30, 2024 and 2023, respectively. Epic expenses do not include the ongoing costs of the Epic system.

 Ardent Health Partners, Inc.
Supplemental Non-GAAP Disclosures
(Unaudited; Dollars in thousands)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2024	2024
Net income	$46,005	$158,817
Adjusted EBITDAR Addbacks:
Income tax expense	11,062	36,997
Interest expense, net	14,629	52,050
Depreciation and amortization	36,771	108,434
Noncontrolling interest earnings	(19,683)	(62,678)
Loss on extinguishment and modification of debt	1,490	3,388
Other non-operating losses (gains) (1)	47	(208)
Cybersecurity Incident recoveries, net (2)	(4,976)	(4,976)
Restructuring, exit and acquisition-related costs (3)	3,796	11,694
Epic expenses (4)	485	1,500
Equity-based compensation	8,135	8,873
Loss from disposed operations	3	1,989
Rent expense payable to REITs (5)	40,056	119,826
Adjusted EBITDAR	$137,820	$435,706
(1)Other non-operating losses (gains) include gains and losses realized on certain non-recurring events or events that are non-operational in nature, including gains realized on certain asset divestitures.
(2)Cybersecurity Incident recoveries, net represents insurance recovery proceeds associated with the Cybersecurity Incident, net of incremental information technology and litigation costs.
(3)Restructuring, exit and acquisition-related costs represent (i) enterprise restructuring costs, including severance costs related to work force reductions of
$3.2 million and $10.1 million for the three and nine months ended September 30, 2024, respectively; (ii) penalties and costs incurred for terminating pre-
existing contracts at acquired facilities of $0.2 million and $0.6 million for the three and nine months ended September 30, 2024, respectively; and (iii) third-
party professional fees and expenses, salaries and benefits, and other internal expenses incurred in connection with potential and completed acquisitions of
$0.4 million and $1.0 million for the three and nine months ended September 30, 2024, respectively.
(4)Epic expenses consist of various costs incurred in connection with the implementation of Epic, our health information technology system. These costs included professional fees of $0.5 million and $1.5 million for the three and nine months ended September 30, 2024, respectively. Epic expenses do not include the ongoing costs of the Epic system.
(5)Rent expense payable to REITs consists of rent expense of $37.2 million and $111.4 million related to the Ventas Master Lease and lease agreements associated with MOB Transactions with Ventas for the three and nine months ended September 30, 2024, respectively, and rent expense of $2.8 million and
$8.4 million related to a lease arrangement with MPT for the lease of Hackensack Meridian Mountainside Medical Center for the three and nine months ended September 30, 2024, respectively.

Ardent Health Partners, Inc.
Supplemental Non-GAAP Disclosures
(Unaudited; Dollars in millions)

	For the Full Year Ending December 31, 2024
	Low	High
Net income	$241	$263
Adjusted EBITDA Addbacks:
Income tax expense	39	45
Interest expense, net	66	65
Depreciation and amortization	145	144
Noncontrolling interest earnings	(85)	(87)
Loss on extinguishment and modification of debt	3	3
Cybersecurity Incident recoveries, net (1)	(20)	(25)
Restructuring, exit and acquisition-related costs	13	12
Epic expenses	4	3
Equity-based compensation	17	17
Loss from disposed operations	2	—
Adjusted EBITDA	$425	$440
(1)Cybersecurity Incident recoveries, net represents insurance recovery proceeds associated with the Cybersecurity Incident, net of incremental information technology and litigation costs.